Exhibit 21

Name of Company	Jurisdiction of Incorporation or Organization
ADL Finance 2 ULC	Alberta, Canada
Alberta Distillers Limited	Alberta, Canada
Beam Canada Inc.	Canada
Beam Corporate Spain S.L.	Spain
Beam Deutschland GmbH	Germany
Beam Deutschland Holdings GmbH	Germany
Beam Europe S.á.r.l.	Luxembourg
Beam Finance (Luxembourg) S.a r.l.	Luxembourg
Beam Global (NZ) Limited	New Zealand
Beam Global Asia Pte. Ltd.	Singapore
Beam Global Australia Pty Ltd.	Australia
Beam Global Finance UK Limited	England
Beam Global Holdings de Mexico, S de RL de CV	Mexico
Beam Global Spirits & Wine LLC	Delaware
Beam Global Spirits & Wine (India) Private Limited	India
Beam Global Spirits de Mexico, S de RL de CV	Mexico
Beam Global Spirits Ireland Limited	Ireland
Beam Holdings (Luxembourg) S.a r.l.	Luxembourg
Beam Holdings France SAS	France
Beam Holdings Management, S.L.	Spain
Beam Inc UK Holdings Limited	England
Beam Inc UK Limited	England
Beam Irish Holdings LLC	Delaware
Beam Management GmbH	Germany
Beam Netherlands B.V.	Netherlands
Beam Spain, S.L.	Spain
Beam Spirits and Wines Mauritius	Mauritius
Bourbon Warehouse Receipts, Inc.	Delaware
Canadian Club Canada Inc.	Canada
Cooley Distillery	Ireland
Courvoisier S.A.S	France
Cruzan Viril Ltd.	US Virgin Islands
Denview Ltd.	Russia
Distillerie Charentaise Jubert S.A.S.	France
Fulham Acquisition LLC	Delaware
JB Finco (Luxembourg) S.a.r.l.	Luxembourg
Jim Beam Brands Canada, LP	New Brunswick, Canada
Jim Beam Brands Co.	Delaware
John de Kuyper & Son, Inc.	Delaware
L. de Salgnac & Cie S.A.S	France
Maker’s Mark Distillery, Inc.	Kentucky
Maxxium Cyprus Ltd.	Cyprus
Maxxium Espana SL	Spain
Maxxium Travel Retail Limited	Scotland
Maxxium UK Ltd.	Scotland
Maxxium Worldwide B.V.	Netherlands
Promocion y Fomento de Agave S. de R.L. de C.V.	Mexico
Servicios Corporativos Sauza S.A. de C.V.	Mexico
Tequila Sauza, S de RL de CV	Mexico